Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

817-731-9559

For Immediate Release

Xponential, Inc. Reports Net Income of $18,000
for the Fiscal Quarter Ended March 31, 2005

NORCROSS, Georgia (May 10, 2005) – Xponential, Inc. (OTCBB:XPOI) today reported a net income of $18,000 ($0.01 per common share) for the three months ended March 31, 2005, its third quarter of fiscal 2005.  Net income for the nine months ended March 31, 2005 totaled $280,000 ($0.07 per common share).

Operating income for the third fiscal 2005 quarter totaled $111,000, compared to an operating loss of $175,000 for the comparative 2004 quarter, an increase of $286,000.  Operating income for the nine months ended March 31, 2005 totaled $573,000, compared to an operating loss of $65,000 for the nine months ended March 31, 2004, an increase of $638,000.

Total revenues for the current quarter totaled $4,849,000, compared to $5,250,000 for the comparative 2004 quarter, a decrease of 7.6%.  Gross profit increased to $2,390,000 for the 2005 quarter, compared to $2,297,000 for the comparable 2004 quarter, an increase of 4.0%.  For the nine months ended March 31, 2005, gross profit increased to $7,362,000 from $7,182,000 for the comparative nine months ended March 31, 2004, a 2.5% increase.

Interest and dividend income was negatively impacted due to a $4,821,000 investment in the common stock of American IronHorse Motorcycle Company, Inc. (“American IronHorse”), from which Xponential, Inc. receives no current income. The funds were previously invested in interest and dividend bearing securities. Xponential, Inc. currently owns approximately 15.1% of the common stock of American IronHorse.  Management believes that this investment will create long term stockholder value if American IronHorse continues to grow and increase in value.

Xponential Inc.’s wholly-owned subsidiary, PawnMart, Inc. (“PawnMart”), operates 26 pawn shops in Georgia and North Carolina.  PawnMart generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $475,000 for the third fiscal 2005 quarter, compared to $101,000 for the comparative 2004 quarter, a $374,000 increase.  For the nine months ended March 31, 2005, EBITDA increased 97.1% to $1,569,000, compared to $796,000 for the nine months ended March 31, 2004.

PawnMart generated store profitability, which Xponential, Inc. defines as EBITDA excluding corporate administrative expenses, of $940,000 in the third fiscal 2005 quarter, compared to

$569,000 for the comparable 2004 quarter, a 65.2% increase.  For the nine months ended March 31, 2005, store profitability increased to $2,967,000 or 34.8% compared to $2,201,000 for the nine month period ended March 31, 2004.

EBITDA and store profitability are not generally accepted accounting principle measures.  Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements.  The following table reconciles EBITDA and store profitability for PawnMart to net income for Xponential, Inc. for the three and nine months ended March 31, 2005 and 2004 (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net Income (Loss)	$18	$(179)	$280	1,068
Income taxes, interest expense and loss on operating asset sales	217	140	741	1,204
Interest and dividend income and gain on sales of marketable securities	(124)	(136)	(448)	(2,337)
Operating Income (Loss)	111	(175)	573	(65)
Depreciation and amortization	108	126	324	355
EBITDA	219	(49)	897	290
Parent general and administrative Expenses	299	299	800	807
Management advisory income	(43)	(149)	(128)	(301)
EBITDA – PawnMart	475	101	1,569	796
General and administrative expenses	465	468	1,398	1,405
Store profitability	$940	$569	$2,967	$2,201

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, stated, “The third quarter and year-to-date results in our pawn operations are now showing the potential we felt existed when we implemented the new systems, lending guidelines and controls at the end of 2003.  We look for continued progress in our operating results on a year-to-year basis.”

Mr. Moyers also reported that through April 13, 2005 Xponential, Inc. had sold an aggregate of $4,418,000 in original principal amount of 8% Limited Recourse Secured Convertible Subordinated Notes (the “Notes”) pursuant to a $20,000,000 private placement of the Notes.  Proceeds from the offering are currently being used to pay down Xponential, Inc.’s existing line of credit and to complete the mandatory redemption of 100,000 shares of Series A Preferred Stock of Xponential, Inc. due on April 30, 2005. Future proceeds are anticipated to be utilized for acquisitions and investment opportunities.

Xponential, Inc. is a diversified holding company.  Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. (the “Company”).  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “progress,” “potential,” or other variations thereon, or comparable terminology, or by discussions of strategy.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in its expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond its control, but may include changes in regional or national economic conditions, changes in tax or other governmental regulations applicable to the Company’s business including proposed legislative changes for car title loans in Georgia, unforeseen litigation, changes in interest rates, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.